Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

Assistant Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Reports Third Quarter 2006 Results

- Company to host conference call today at 11:00 a.m. ET –

BRANFORD, Conn., – October 26, 2006 – CuraGen Corporation (NASDAQ: CRGN) today reported its consolidated financial results for the third quarter 2006.

For the quarter ended September 30, 2006, CuraGen’s consolidated net loss was $15.9 million, or $0.29 per share, compared to a net loss of $22.5 million, or $0.43 per share, for the same period in 2005. Total consolidated revenues for the quarter ended September 30, 2006 were $9.9 million, compared to $5.2 million for the same period in 2005.

As of September 30, 2006, CuraGen had available cash and investments of $181.2 million, as compared to $226.5 million at December 31, 2005, and had outstanding 6% convertible debt of $66.2 million, due February 2007, and outstanding 4% convertible debt of $110 million, due February 2011.

“Since I joined CuraGen seven months ago, we have made substantial progress advancing our oncology pipeline and implementing strategic initiatives. The emerging clinical data on PXD101 reiterates the excitement regarding HDAC inhibition and the promise these agents hold in the treatment of a wide variety of tumor types,” stated Dr. Frank Armstrong, President and Chief Executive Officer of CuraGen. “Over the next few quarters, additional clinical trial results from our PXD101 development program, as well as data from the ongoing trials with velafermin and CR011-vcMMAE, will allow us to make portfolio decisions and the opportunity to advance one or more of these products into registrational development by 2008.”

Update on PXD101

Earlier today, CuraGen and TopoTarget provided an update on the ongoing intravenous PXD101 clinical development program. The Companies announced positive top-line results from a Phase Ib trial of PXD101 in combination with paclitaxel and carboplatin and a progress update on a Phase Ib trial of PXD101 plus 5-FU. Phase Ib results from both of these trials will be presented in November at the 18th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics. Top-line results from the Phase II study of PXD101 monotherapy, and in combination with dexamethasone, for the treatment of multiple myeloma were also detailed, and will be presented in December at the 2006 American Society of Hematology Annual Meeting.

Update on CuraGen subsidiary: 454 Life Sciences

In the third quarter of 2006, CuraGen’s majority-owned subsidiary, 454 Life Sciences, recognized a total of $9.9 million in revenue. Revenue for the third quarter 2006 was comprised of $4.8 million from sales of instrument systems and proprietary reagents, $2.8 million from sequencing service revenue and $2.3 million from grant and other sources.

Dr. Armstrong further commented, “We are very pleased with the continued progress at 454 Life Sciences. Their strong third quarter revenues were driven by significant sales and installations of the Genome Sequencer 20 System (GS20) and by record quarterly demand for reagents. We look forward to the anticipated launch of the Genome Sequencer FLX next year, as we believe the flexibility of this instrument will continue to expand the use of genomic sequencing to a broader range of researchers and drive revenues at 454 Life Sciences.”

The next-generation instrument based on 454 Sequencing, the Genome Sequencer FLX, is expected to be commercially available during the first half of 2007. The Genome Sequencer FLX is designed to accurately sequence more than 100 megabases (million bases) per 7 hour run and achieve read lengths of 200 base pairs or greater.

Recent highlights at 454 Life Sciences also included:

•	Receipt of an R&D 100 award and winner of an Editor’s Choice Award from R&D Magazine identifying the GS20 System as one of the most technologically significant products introduced into the marketplace over the past year;

•	Receipt of the 2006 CURE Award for Excellence;

•	Strengthening of the management team with the appointment of Dr. Mary Schramke as Vice President of Marketing;

•	Purchase of a GS20 System by the International Census of Marine Microbes as part of a multi-institutional study of microbial life in the world’s oceans; and

•	Establishing a strategic collaboration with the Max Planck Institute for Evolutionary Anthropology to sequence the complete Neandertal genome.

CuraGen’s previously announced engagement of Goldman Sachs for the review of CuraGen’s investment in 454 Life Sciences is ongoing and focused on implementing a strategic option.

Update to 2006 Guidance

As a result of continued aggressive cost containment and effective investment management, CuraGen has revised 2006 guidance for consolidated net loss and cash burn. CuraGen now expects consolidated net loss and consolidated cash burn will both be in the range of $60 to $65 million, a decrease of $5 million for each range as compared to previously provided guidance. CuraGen also reaffirmed that approximately $7 to $15 million of the consolidated cash burn for 2006 will come from 454 Life Sciences in support of their continued investment in next-generation sequencing technologies.

Conference Call Details and Dial-in Information

CuraGen invites investors to attend a conference call this morning at 11:00 a.m. Eastern Time. Accompanying slides can be accessed from the Company’s website at www.curagen.com.

Date:	Thursday, October 26, 2006
Time:	11:00 a.m. ET
Dial-in:	877-272-5391 (domestic)
706-758-4315 (international)
Passcode:	8562032
Webcast:	Access to the live webcast is available at http://www.curagen.com.

A replay of the conference call will be available starting at 2:00 p.m. Eastern time on Thursday, October 26, 2006 through Sunday, November 26, 2006 by dialing 800-642-1687 (domestic) or 706-645-9291 (international). The passcode for the replay is 8562032. An archive of the webcast will be available for 30 days at http://www.curagen.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company developing diverse approaches, including novel protein, antibody, and small molecule therapeutics, that aim to offer hope for patients with cancer, inflammatory diseases, and diabetes. CuraGen’s strategic alliances have resulted in a deep pipeline of potential therapeutics that is being developed by the Company’s experienced research and development teams. By leveraging the drug development strengths cultivated over the years, CuraGen expects to make a difference in the lives of patients by bringing forward promising therapeutics that address unmet medical needs. To further capitalize on CuraGen’s extensive research and development expertise, CuraGen founded a majority-owned subsidiary, 454 Life Sciences, which has developed and is commercializing advanced technologies for the sequencing of DNA. CuraGen is headquartered in Branford, Connecticut. For additional information please visit www.curagen.com.

Safe Harbor

This press release contains forward-looking statements that are subject to certain risks and uncertainties. These forward-looking statements include statements regarding future expectations, beliefs, intentions, goals, strategies, plans or prospects regarding the future, including our expectation of additional clinical trial results from our PXD101 development program as well as data from our ongoing trials with velafermin and CR011-vcMMAE over the next few quarters, our ability to make portfolio decisions based upon such results, our opportunity to advance one or more of these products into registrational development by 2008, consolidated net loss and consolidated cash burn for the remainder of 2006 and the anticipated launch of the Genome Sequencer FLX by our majority-owned subsidiary, 454 Life Sciences. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual and Quarterly Reports on Form 10-K and 10-Q for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

CuraGen® is a registered trademark of CuraGen Corporation. 454® is a registered trademark of 454 Life Sciences Corporation. 454 Life Sciences™, Genome Sequencer 20™, PicoTiterPlate™, and 454 Sequencing™ are trademarks of 454 Life Sciences Corporation.

CRGN-F

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
Product revenue	$4,806	$3,029	$14,653	$6,239
Sequencing service revenue	2,777	663	7,479	1,402
Collaboration revenue	375	911	3,409	3,315
Grant revenue	949	639	2,297	1,975
Milestone revenue	950	—	2,850	31

Total revenue	9,857	5,242	30,688	12,962

Operating expenses:
Cost of product revenue	2,949	958	8,890	1,636
Cost of sequencing service revenue	1,062	228	3,101	535
Grant research expenses	898	534	2,095	1,479
Research and development expenses	14,164	20,191	43,361	52,921
General and administrative expenses	6,644	5,003	16,968	13,957
Restructuring and related charges	—	1,280	—	1,280

Total operating expenses	25,717	28,194	74,415	71,808

Loss from operations	(15,860)	(22,952)	(43,727)	(58,846)
Interest income	1,777	2,081	5,718	6,395
Interest expense	(2,334)	(2,775)	(7,019)	(9,370)
Gain on extinguishment of debt	—	358	—	1,766

Loss before income tax benefit and minority interest in subsidiary loss	(16,417)	(23,288)	(45,028)	(60,055)
Income tax benefit	52	140	161	285
Minority interest in subsidiary loss	485	610	824	2,153

Net loss	$(15,880)	$(22,538)	$(44,043)	$(57,617)

Basic and diluted net loss per share	$(0.29)	$(0.43)	$(0.80)	$(1.13)

Weighted average number of shares used in computing basic and diluted net loss per share	54,932	52,731	54,784	51,120

SELECTED BALANCE SHEET INFORMATION

	September 30, 2006	December 31, 2005
	(unaudited)
Cash and investments	$181,172	$226,528
Working capital	111,503	213,813
Total assets	228,054	270,457
Total long-term liabilities	121,481	190,996
Accumulated deficit	497,176	453,133
Stockholders’ equity	21,304	56,436